Exhibit 9

OPINION AND CONSENT OF COUNSEL

April 27, 2007

Standard Insurance Company

1100 S.W. 6th Avenue

Portland, OR 97204

Re: Registration Statement No. 333-115215 on Form N-4

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 4 to Registration Statement No. 333-115215 filed on Form N-4 under the Securities Act of 1933 for the group variable annuity contract (the “Contract”) issued by Standard Insurance Company (“The Standard”). The Standard’s Separate Account C is the registrant.

As an attorney for The Standard, I provide legal advice in connection with the operation of its group annuity products. In such role, I am familiar with this Registration Statement and Post-Effective Amendment No. 4. I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

1.	Standard Insurance Company is a valid and subsisting corporation, organized and operated under the laws of the state of Oregon and is subject to regulation by the Oregon Department of Insurance.

2.	Standard Insurance Company Separate Account C is a separate account validly established and maintained by The Standard in accordance with Oregon law.

3.	All of the prescribed corporate procedures for the issuance of the Contract have been followed, and the Contract complies with all applicable state laws.

4.	The Contract represents a binding obligation of Standard Insurance Company.

I consent to the use of this opinion as an exhibit to this Post-Effective Amendment No. 4 to Registration Statement No. 333-115215.

By:	/s/ MARILYN R. BISHOP
Marilyn R. Bishop
Assistant Vice President and Associate Counsel